                                                                 EXHIBIT 10.11

AGREEMENT TO MODIFY THE LEASING CONTRACT AND THE CONTRACT OF FABRICATION ("MAQUILA") CELEBRATED, ON ONE HAND, BY THE TF OF MEXICO, S.A. DE C.V. (HEREINAFTER "TF"), REPRESENTED BY THEIR LEGAL REPRESENTATIVES GENTLEMEN GUILLERMO P. VOGUEL HINOJOSA AND MARIO O. LALLA, ON THE OTHER HAND, GRANT PRIDECO, S.A. FROM C.V. (FROM NOW ON "GRANT MEXICO") REPRESENTED BY THEIR LEGAL REPRESENTATIVES, MR. JOE MIKUSH, AND ON THE OTHER HAND STEEL PIPES OF MEXICO, S.A. (HEREINAFTER "TAMSA"), AS A MAJOR SHAREHOLDER OF TF, REPRESENTED BY THEIR LEGAL REPRESENTATIVES GENTLEMEN GUILLERMO P. VOGEL HINOJOSA AND MARIO O. LALLA, ON THE OTHER HAND, GRANT PRIDECO INC. (HEREINAFTER, "GRANT PRIDECO"), AS A MAJOR SHAREHOLDER OF GRANT MEXICO, REPRESENTED BY MR. JOHN G. COBLE AND ENERGY VENTURES INC. AS A GUARANTOR (HEREINAFTER "ENERGY"), REPRESENTED BY MR. GHAZI HASHEM, IN ACCORDANCE WITH THE FOLLOWING STATEMENTS AND CLAUSES.

                            WITNESSETH:


TF And "Grant Mexico" state the following:

I. As of date 30 of September of 1993 and effective from September 1 of 1993, TF and Grant Mexico entered a contract of lease of the Industrial Plant composed of the lands, buildings, installations, machinery, equipment and goods described in the contract itself (from now on the contract of lease) and as of September 30 of 1993, both companies executed a contract of fabrication ("maquila") forming part of the Contract of Lease as Annex "P" (from now on the "Contract of Fabrication").

II. That due to the industrial complementarily and strategic alliance created between the TAMSA companies and Great Prideco, main shareholders respectively of TF and Grant Mexico, which has represented important benefits for both industrial groups and in conformity with Clause Twentieth Third of the Contract of Lease, both parties hereto agree as follows:

                              MODIFICATORY CLAUSES

FIRST - TF and Grant Mexico agree to modify the Second Clause of the Contract of Lease as it is written bellow:

a) Grant Mexico will pay TF an Annual Base Rent of U.S. Dls. $2,000,000.00 (two million dollars) for the time term starting October 1st of 1996 and ending the 30th of September of 1997. This rent will be covered in quarterly payments the first working day of each quarter, and will be escalated according to the "Consumer Price Index For All Urban Consumers" issued by the "United States Department of Labor Bureau of Labor Statistics" from now on "CPI" and which would be available and published starting from the CPI of August of 1996. That is to say, the payable rent in October of 1996 will be adjusted with the inflation of August of 1996 that is published in September of 1996 and the payable rent in January of 1997 will be adjusted with the inflation corresponding to the quarter September, November of 1996, that is published in December of 1996, and so successively in the posterior quarters during which this Contract continues to be valid. It is understood and accepted by the parties that this formula of calculation could originate the time term displacement of a month in the calculation of the escalation of each due quarter because of the date of publication of the CPI. In case of that time term displacement, the calculation of the escalation will be made with the last CPI that had been published and any difference in favor or against Grant Mexico, according to the CPI with the inflation of the quarter that should have considered to calculate the escalation, will be reimbursed to or paid by Grant Mexico immediately, when said CPI is published.

The schedule of quarterly payments is as follows:

1) First payment (quarter October-December of 1996) U.S. Dls. $350,000.00 (three hundred fifty thousand dollars).
2) Second payment (quarter January-March of 1997) U.S. Dls. $650,000.00 (six hundred and fifty thousand dollars).
3) Third payment (quarter April-June of 1997 U.S. $500,000.00 (five hundred thousand dollars).
4) Fourth payment (quarter July-September of 1997) U.S. Dls. $500,000.00 (five hundred thousand dollars)

b) Starting from the 1st. of October, 1997, the Annual Base Rent will be of U.S. Dls. $3,000,000.00 (three million dollars) payable in four equal anticipated payments from the first working day of each quarter and according to the CPI, as it was established in the first paragraph of the preceding clause. c) The cost of the Rent doesn't include the Sales Tax. Grant Mexico will be obliged to pay such tax, as well as any other that could result as a consequence of this Contract of Lease and of the established fiscal laws of Grant Mexico as a Lessee.

SECOND - TF and Grant Mexico agree to modify the Fourth Clause of the Contract of Lease, so that it will be as follows:

"FOURTH - TIME TERM OF THE LEASE"
The contract of lease will be valid for an indefinite time, with the understanding that at the moment of termination of the present Contract of Lease for any cause, the Contract of Fabrication "Maquila" that is attached as annex "P" will be considered as terminated automatically. For the purpose of considering as terminated this Contract of Lease, the parties are obliged to observe the following:

1. In the case that neither Grant Mexico nor TF has incurred in any causal of noncompliance of this Contract of Lease and of the Contract of Fabrication "Maquila", any of the parties could consider as terminated the present Contract of Lease by means of a written notification sent to the other party. In one or another case, the lease will be in force in the specified terms, including the quarterly escalations to the rents, based on the CPI, and subject to the payment of the rent corresponding to the following quarterly period to: a) Until April 30 of the year 2001, if the notification of cancellation is issued between the 1st. of May, 1996 and October 31st 1998; or b) For a term of up to 2-1/2 (two and one-half) years, counted starting from the notification of cancellation, whenever it is issued after October 31st of 1998

Grant Mexico gives up any right that could correspond to it, in order to acquire in a preferred way whatever asset or industrial plant, matter of the present Contract of Lease.

2. In case that Grant Mexico terminates in an anticipated form the lease foreseen by this Contract and in the terms provided thy this Clause or in case that the lease finishes in an anticipated way by causes attributable to Grant Mexico, Grant Mexico will have the obligation of paying TF in addition to the ordinary payment of the rent, an extraordinary amount equivalent to 6 (six) months of rent, payable on the date that the termination of the lease becomes effective.

3. Grant Mexico is obliged to submit for expressed approval of TF whatever new investment of any specific type desired to carry out in the Industrial Plant, matter of the contract of lease. TF for its part will give an answer in a term not greater than 30 (thirty) days starting from the date of the requisition receipt, whenever this requisition refers to investments destined to the fabrication of perforation pipe joints, ballasted drill bits ("lastrabarrenas") or flanges (hereinafter the successive "Current Destination of the Plant"). In case that TF doesn't answer to the requisition of Grant Mexico within the term of 30 (thirty days) it will be understood that TF has given their approval to the Grant Mexico proposal.

Grant Mexico and TF are obliged to work jointly in order to evaluate the cost of the specific investments carried out starting May 2nd of 1996, or any investment that Grant Mexico desires to carry out in the Industrial Plant, based on the fact that all the investments will be depreciated in a term of 5 (five) years, with exception of constructions, which will depreciate in a term of 8 (eight) years, and that said plan of investments will be signed by common consent by authorized personnel of TF. The specific investments carried out already starting from May 2 of 1996, are described in detail in the Annex "Carried out Investments." This annex will form part of this Agreement and the mentioned investments will follow the established procedures established in this clause 3.

The not obtaining of said authorization at the moment of beginning of the referred investments, will be cause of anticipated and immediate termination of the Contract, nevertheless having as the only exception the investments that are intended for the Current Destination of the Plant and whenever they don't exceed in an accumulated way, U.S Dls. $1,000,000.00 (one million dollars). In case of having the previously described exception, this investment will be regularized according to the established procedure and within the thirty following days from the beginning of the realization of the investments.

In the case of termination by any reason whatsoever, Grant Mexico will have the option of retiring the carried out investment according to the program of written approval by TF according to the terms of this Clause, or, could ask TF to reimburse the remnant part of any investment approved by the parties and that has not been still totally depreciated at the moment of the effective reception of the Industrial Plant by TF. The value of the reimbursement will be the amount previously authorized in writing by TF, remaining after the depreciation specified in this Clause.

4. The stipulations contained in this contract of Lease, will continue effective even after the finishing of the lease, until the complete satisfaction of any liability pending of execution by any of the parties according to this lease, including, without any limitation, the obligations of Grant Mexico to reintegrate the given goods in lease and of indemnifying TF and, in its turn, the obligation of TF of reimbursing Grant Mexico, in the terms and for the causes foreseen in this Contract.

THIRD. - TF and Grant Mexico agree to modify the first sentence of the first paragraph of Clause Sixth of the Contract of Lease in the Following Terms:

a) Grant Mexico is obliged to fabricate and repair, for the benefit of TF/TAMSA, the perforation pipes joints to satisfy the sales market requirements of the United Mexican States and the Argentina Republic, which will be especially marketed through TAMSA.

b) Also, Grant Mexico will utilize and operate the Industrial Plant for the fabrication of flanges, perforation pipe joints and any other goods that could be manufactured considering the nature and capacities of the Industrial Plant. Also it will take care of the repair of perforation pipes, with the understanding however, of that Grant Mexico will only be licensed to manufacture and or repair perforation pipe joints for their sale in the export market (except the Argentina Republic) and for the effects of the fabrication ("maquila") to which refers the paragraph a) of this Clause and to the Clause Seventeen of the present Contract."

FOURTH - Since the Contract of Fabrication ("Maquila") constitutes the Annex "P" that forms integrated part of the Contract of Lease that in this Agreement is modified in some of its clauses, TF as well as Grant Mexico agree to modify the First Clause, first paragraph; Third Clause, third paragraph; Fourth Clause, first paragraph, Fifth Clause; Thirteenth Clause and Annex "1" of the mentioning Annex "P", in order that it becomes as follows.

FIRST CLAUSE - (Modifying the first paragraph): Grant Mexico is obliged to fabricate

"maquilar" benefit of TF, at TAMSA's request, during the validity of the present contract, the finishing and/or repair of perforation pipes, destined to cover the necessities of the Mexican and Argentines markets, in accordance to the joints that are included in the catalogs of Grant Prideco, in any moment, and which will be destined to cover the requirements of the market from the United Mexican States and of the Argentina Republic.

THIRD CLAUSE - (Adding a third paragraph); Grant Mexico authorizes TF to indicate in its offers and sales promotions of perforation pipes in Mexico and Argentina, the characteristics and specifications of the joints and that they have been made by Grant Mexico.

FOURTH CLAUSE - (Adding a First Paragraph) - TF agrees to pay Grant Mexico for its activities of fabrication ("maquila"), the costs that are described in Annex "1" that form part of the present Contract.

A) In case that necessities for products of exclusive property exist, like the Hi Torque gear joint, Hydril wedge thread gear joints special hardness tool joints and tool joints with control yields, Grant Mexico commits itself to respect the existing requirements of the Contract of fabrication ("Maquila") establishing that TF will pay the cost previously agreed in Mexican pesos, plus one reasonable margin of profit to be defined by mutual agreement between the parties and determined in dollars from the United States of America, in line with the current relationship cost/margin of profit. In case of special requirements of the Mexican and/or Argentine markets including additional costs, the parties agree that the cost in pesos will be adjusted in accordance to these additional costs.

FIFTH CLAUSE - The programs of fabrication ("maquilado") will be endorsed by specific purchase orders including the specifications, time terms and conditions of delivery as well as the agreed costs already in the Annex "1", issued by the Supply Management of TFI/TAMSA. The purchase orders accepted by Grant Mexico will be delivered within the least possible time period after the date that Grant Mexico receives the requisitions notifications, provided that TF submits to Grant Mexico the programs of fabrication ("maquilado") as stated in the following paragraph. Grant Mexico commits to fabricate ("maquilar") up to 2,500 perforation pipe joints per month, whenever TF submits the programs of fabrication ("maquilado") at least ninety days before. For greater quantities, Grant Mexico has the right to verify its production readiness. However, the parties accept that TF has the right, within this period, to carry out any change in the programs of fabrication ("maquilado") when they are required by "Petroleos Mexicanos" (Pemex), with the understanding that:

The respective change won't exceed the previously established monthly maximum of 2500 joints perforation pipe. Nevertheless, the parties agree that in the assumption that additional necessities at 2500 joints surge and whenever it is so accepted in writing by Grant Mexico, it commits itself to manufacture them in the terms of this Contract.

In case of that the required change by Pernex implicates a cancellation of the order, if TF notifies Grant Mexico this cancellation after 45 (forty five) days of the date of placement of the referred order and if the pipe work carried out by Grant Mexico is not susceptible of being marketed, TF is obliged to redeem Grant Mexico the comparative costs to materials and work executed until the date that Grant Mexico receives the notification of cancellation by Tamsa. This disposition applies to special products, like HiTorque, HYDRlL thread or any other product that could not be sold to customers different to Pemex under commercial conditions.

In case of noncompliance by Grant Mexico in the agreed delivery times or in the fabrication ("maquila") specifications, Grant Mexico is obliged to reimburse TF all the expenses and the fines that it had to cover as a consequence of noncompliance with the terms of the purchase orders or contracts that have taken place with others in regard to the fabrication ("maquila"), with the sole exception of fortuitous cases or force majeure or the lack of the opportune supply of the seamless steel pipes, or that they don't fulfill the required specifications. With the purpose that the supply of seamless steel pipes is considered to be done in due time, TF will carry out said supply to Grant Mexico, according to the programs of supply that are established and negotiated between both parties.

The parties agree that any noncompliance to the terms and conditions foreseen by the present Contract, that is not corrected within the 60 (sixty) days of having been notified in writing by the other party, will be considered as a causal of rescission of the Contract of Lease and the Contract of Fabrication ("Maquila") which is included as Annex "P". This correction period of 60 (sixty) days mentioned in the previous paragraph, won't apply for the dates and terms already agreed for the delivery of the fabrication mentioned in this clause, neither will be considered for the term payment of invoices as foreseen in the first paragraph of the Seventh Clause of the present Contract of Fabrication ("Maquila").

THIRTEEN

The present contract of fabrication has an indefinite validity and the provisions foreseen in the first paragraph of the Fourth Clause of the Contract of Lease will result applicable to the present contract in regards to the requirements for its termination, with the understanding that whichever of the contracts, Lease or Fabrication ("Maquila") will finish automatically at the moment that any of the two finishes, whatever the reason of termination.

It is understood that in the case of maintaining their validity the Contract of Lease as referred in the Second Declaration, the present Contract will be continued automatically for the same period and should finish at the same time exactly as the Contract of Lease of which the Contract of Fabrication will form part as Annex "P".

FIFTH - Outside of the modifications that in this Agreement are approved by both parties, the rest of the clauses of the Contract of Lease and the Contract of Fabrication ("Maquila"), executed on the thirtieth of September of 1993, they remain valid and applicable and, therefore those that determine and specify the causes of noncompliance and the obligations and rights corresponding to each party.

Four copies of the present Modification Agreement are signed in the Federal District of Mexico City. United Mexican States, on the twenty first day of the month of November of 1996 by TF, and in Houston, Texas, United States of America, at the eighteenth day of the month of November of 1996.

                                       By:
                                            TF DE MEXICO S.A. DE C.V.

                                       By:
                                            GRANT PRIDECO S.A. DE C.V.

                                       By:
                                            ENERGY VENTURES INC.

                                       Guarantor

                                       By:
                                            STEEL PIPES OF MEXICO, S.A.

                                       By:
                                            GRANT PRIDECO, INC.

                         Annex "Carried Out Investments"

According to what was specified in the Modification Agreement to the Contract of Lease, forth clause "Term of Lease" paragraph 3, we attach a detailed list of the carried out or in execution investments that have the approval of TF.

(a)      Updating of the Coating Plant.

         1. Purchase of a furnace used for pipe burning.

         2. Purchase of an used conveyor utilized for final fusion bonding of coated pipes.

         3. Purchase of a used blasting system.

         4. Purchase of an used air compressor - 950 CFM

(b) Increasing of capacity of machining, forging and welding of joints.

         1. Enlargement of roof in order to house the equipment destined to the fabrication of joints 1,956 square meters (21,027 square feet).

         2. Installation of 17 lathes and conveyors for handling of pipes from other plants.

         3. Installation of four coating machines brought from Grant Prideco.

         4. Installation of four ovens for thermal treatment (3 transferred bought)

         5. Purchase and installation of additional system for phosphatizing.

         6. Enlargement of roof in order to house the equipment destined to the caulking of unions (10" Ajax:). 575 square meters (6.181 square feet)

         7. Installation of Ajax [caulking machine] of 10" and related equipment.

         8. Enlargement of roof in order to house double line of welding 767 square meters (8245 square feet).

         9. Installation of double line of welding, excluding welder in order to increase capacity of welding.

(c) Increasing capacity of flanges fabrication.

         1. Purchase and installation of 8 CNC used semi-automatic lathes and drilling rig destined to increase the production capacity of flanges.